Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

CorMedix Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share	(1)	Other	7,672,000	$10.72	$82,243,840.00	0.0001381	$11,358.00

Total Offering Amounts:						$82,243,840.00		11,358.00
Total Fee Offsets:								0.00
Net Fee Due:								$11,358.00

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 to which this exhibit relates shall be deemed to cover an indeterminate amount of additional shares of the registrant’s common stock, par value $0.001 per share (the “Common Stock”), that may be offered and issued pursuant to the registrant’s Amended and Restated CorMedix Inc. 2019 Omnibus Stock Incentive Plan, as amended (the “Plan”) as a result of any share split, share dividend, recapitalization or similar transactions affecting the Common Stock.

Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The registration fee is calculated based on a price of $10.72 per share, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on November 7, 2025.

Represents the additional 3,360,000 and 4,312,000 shares of Common Stock reserved and available for issuance under the Plan on November 21, 2024 and November 6, 2025, respectively.